FOR IMMEDIATE RELEASE

November 2, 2006

Contact:  Rosemarie Faccone

                             Susan Jordan

     732-577-9997

MONMOUTH CAPITAL CORPORATION APPOINTS

JOSHUA KAHR TO ITS BOARD OF DIRECTORS

FREEHOLD, NJ, NOVEMBER 2, 2006 …..On October 24, 2006, the Board of Directors of Monmouth Capital Corporation (NASDAQ:MONM) announced the appointment of Joshua Kahr to its Board of Directors.  The Board had recently increased its size, and Mr. Kahr’s appointment fills the vacancy resulting from that increase. Mr. Kahr is considered an independent Director under the pertinent NASDAQ rules.

Mr. Kahr is the Founder of Kahr Real Estate Services, LLC, a real estate consulting company with expertise in real estate market analysis, finance, and investment.  Mr. Kahr has served as a professor and taught real estate finance at Columbia University and New York University.  Mr. Kahr is a Licensed Real Estate Broker and Licensed Real Estate Instructor in the State of New York, and has authored several articles and books on the real estate industry.

Mr. Kahr received a Master of Science in Real Estate from New York University and a Bachelor of Science in Economics from Reed College in Portland, Oregon.

Commenting on the announcement, Eugene W. Landy, Chairman of the Board and President, said, “With this appointment, the Board of Directors recognizes Joshua Kahr’s valuable real estate expertise.”

MONM is part of a family of REITs including UMH Properties, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  It is MONM’s intention to pursue any real estate opportunities other than the specialized areas of UMH Properties, Inc. and Monmouth Real Estate Investment Corporation.

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